Exhibit 99.2

Contact:	Robert Volke - SVP. Chief Financial Officer
Jason Freuchtel - Director. Investor Relations
(205) 380-7121

HIBBETT INITIATES QUARTERLY CASH DIVIDEND

BIRMINGHAM, AL (June 24, 2021) — Hibbett, Inc. (Nasdaq/GS: HIBB) (the “Company”), an athletic-inspired fashion retailer, today announced that its Board of Directors has declared an initial quarterly dividend of $0.25 per share on the Company’s common stock. The commencement of the Company’s first ongoing dividend program is reflective of the Company’s growth and commitment to delivering long-term shareholder value.

Anthony Crudele, Chairman of the Board of Directors, commented, “The decision to initiate a quarterly cash dividend is the result of the Board’s confidence in the Company’s financial strength and ability to generate strong cash flows from operations. A quarterly cash dividend, in addition to the recently expanded share repurchase authorization, demonstrates the Company’s commitment to returning value to shareholders while managing the balance sheet in a prudent fashion.”

Mike Longo, President and Chief Executive Officer, added, “We appreciate the Board’s support in establishing a quarterly cash dividend program. We are confident in our ability to execute our strategic plan as we grow our store base and continue to deliver compelling products and excellent service to our customers. We have built a great deal of momentum and feel we have positioned the business very well for the future.”

The declared $0.25 cash dividend will be paid on July 20, 2021, to stockholders of record at the close of business on July 8, 2021. The details of any future cash dividend declaration, including the amount of such dividend and the establishment of record and payment dates, will be determined by the Board of Directors, in its sole discretion, and will depend on the Company's results of operations, financial condition, business conditions and other factors deemed relevant by the Board.

About Hibbett

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,071 Hibbett and City Gear specialty stores located in 35 states nationwide. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram, and Twitter.

Exhibit 99.2
Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, including the Company’s recent Annual Report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

End of Exhibit 99.2